Exhibit 99.1

Contact:
Marshall Ames
Investor Relations
Lennar Corporation
(305) 485-2092

FOR IMMEDIATE RELEASE

CHANGES TO LENNAR CORPORATION’S BOARD OF DIRECTORS

MIAMI, January 12, 2006 -- Lennar Corporation (NYSE: LEN and LEN.B) announced that Steve Saiontz has informed the Company of his decision to resign from the Company’s Board of Directors effective immediately.

“I have enjoyed my opportunity to work with Lennar Corporation,” said Mr. Saiontz. “I am stepping down at this time to focus additional time on a variety of other business interests and projects, some of which may create conflicts of interest that would limit my ability to serve on the Company’s Board. It has been an honor to serve this great company, and I remain confident about its future success.” Mr. Saiontz also informed the Board that he resigns having no disagreement with the Board or management regarding the Company’s operations, policies or practices.

“As a member of the Board since 1990, Mr. Saiontz has made many important contributions to both the early and the recent growth and business success of Lennar for which we are very grateful,” said Robert Strudler, Chairman of Lennar’s Board of Directors. “We have benefited greatly from his wisdom and perspective, and we wish him continued success.”

Separately, Hervé Ripault has informed the Company that he will not stand for reelection to the Company’s Board of Directors when his term expires at the Company’s Annual Meeting of Stockholders in 2006.

Mr. Ripault, who resides in Paris, France, told the Board of Directors he will be devoting more time to other business and personal interests. Mr. Strudler and Mr. Ripault have agreed that, given the significant commitment of time required for travel to and attendance at Board meetings, this decision is appropriate at this time. Mr. Ripault stated that he will complete his term as a Director having no disagreement with the Board or management regarding the Company’s operations, policies or practices.

“Mr. Ripault, who has served on the Company’s Board since May 2000, and prior to that on the Board of U. S. Home Corporation until its merger with the Company, has made many valuable contributions to Lennar and our Board during his service,” said Mr. Strudler. “We greatly value the insight and experience he has brought to our company during an era of rapid change as well as significant growth and success for Lennar, and we wish him continued success.”

In September 2005, the Board added Jeffrey Sonnenfeld, the Senior Associate Dean for Executive Programs and the Lester Crown Professor-in-the-Practice of Management for the Yale School of Management, to serve as an independent member of the Board. As a result of this addition and the director departures, after the Company’s 2006 Annual Meeting of Stockholders to be held in March, the Company’s Board of Directors will consist of eight members. The Board intends to evaluate the desirability of adding additional directors in order to further enhance the contribution of the Board to the performance of the Company.

Lennar Corporation, founded in 1954, is headquartered in Miami, Florida and is one of the nation's leading builders of quality homes for all generations, building affordable, move-up and retirement homes. The Company operates primarily under the Lennar and U.S. Home brand names and utilizes a Dual Marketing strategy consisting of the Everything's Included® and Design StudioSM programs. Lennar’s Financial Services Division provides mortgage financing, title insurance, closing services and insurance agency services for both buyers of the Company’s homes and others. Its Strategic Technologies Division provides high-speed Internet and cable television services to residents of the Company’s communities and others. Previous press releases may be obtained at www.lennar.com.